UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

Legion Works, Inc.
(Exact name of issuer as specified in its charter)

Delaware	84-3854992
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4275 Executive Square, Suite 200
La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

(619) 452-1542

(Issuer’s telephone number, including area code)

Units

Voting Common Stock

Warrants

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Legion Works” or “the Company” or “us” or “we” refers to Legion Works, Inc.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

ITEM 1. THE COMPANY’S BUSINESS

Overview

The Company was incorporated on November 20, 2019, as a Delaware C corporation. The Company was formed for the purpose of building and buying online software products, and aiming to grow these products through a combination of product development, sales and marketing. The Company aims to find and develop business opportunities primarily in online software, including, but not limited to, marketing and sales software tools as well as e-commerce and online marketplaces. Since the Company’s founding, the technology market dynamics and opportunities have changed.  While its original focus was on Software as a Service, the cost of acquiring and developing SaaS products as well as the time required to reach sustainable revenue levels means the company has had to regularly evolve its focus.  The Company has had to remain flexible to changing market dynamics in seeking online opportunities that it believes are ripe for innovation, where it believes it has the expertise to pursue such opportunities, and where it can afford to execute products and businesses given its current resources.  As an example, the Company expanded its focus to include marketplace businesses, as it believed that such businesses would be more affordable to operate and scale.

During fiscal year 2023, the Company spent significant time, energy and capital:

•	Integrating Growth Collective Solutions and Dealify into the Company, and adding marketing and sales resources in an effort to help these subsidiaries grow;
•	Attempting to stabilize Hello Bar LLC, a subsidiary which started to encounter headwinds (see below);
•	Researching and developing two new products (see “Principal Products and Services,” below);
•	Developing Convert More, Inc, the parent company of OnboardFlow, a technology platform.
•	Attempting to raise additional capital to support its business plan and growth efforts.

As part of the above efforts, we operate a European entity that we established in 2022 to have a footprint to explore growth opportunities for Legion and our individual entities and to have a base from which to manage some of our product development efforts in Poland and to be closer in time zones to manage our other product development efforts in India.

Although the Company initially sought to develop Convert More, during 2023, the Company reduced its investment as it became increasingly concerned that the technology to execute Convert More would require significantly more capital and resources than the Company believed it could afford. We also incurred expenses related to research and development of companies that we considered acquiring.

Given that the Company was unable to raise significant additional capital, and given headwinds the Company encountered during the second half of 2023, the Company took steps to refine its strategy and focus at the end of 2023. This included discussing the need to focus on fewer products and subsidiaries in order to avoid spreading human and financial capital too thin. Therefore, the Company and its management decided to focus efforts on Growth Collective and Dealify, maintain its current level of effort on Hello Bar, reduce its efforts on Convert More, Inc., and be thoughtful about the resources deployed to its new products, Expedition and Mighty Fans.

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Principal Products and Services

The Company is working to build an online B2B platform that provides our clients and customers with the tools and services to help companies market and grow their businesses. We expect to achieve these goals by adding technology and services to the Legion Works platform by either acquiring businesses or assets that fit within our framework and integrating them into our platform, or by building the technology and related products in-house.  Additionally, we aim to be opportunistic in finding additional markets where we believe our talent and experience can help us compete.  As part of these efforts, the Company centralizes the core administrative functions of each subsidiary so that each subsidiary can focus on the sales, marketing and product activities to help them grow.  These administrative functions include Human Resources, Finance, Accounting, Legal and other related activities.  These functions are managed by the Legion team and are executed in partnership with external service providers.

The Company’s principal products and services in fiscal year 2023 included five separate online platforms operated by four distinct subsidiaries.

Growth Collective

Growth Collective Solutions, Inc. (“Growth Collective”) is a two-sided human capital marketplace that connects fast growing companies, agencies and venture firms with highly vetted and experienced marketers. The Company has fulfilled its financial obligations of the Growth Collective Solutions, Inc. acquisition, but continues to hold a right to purchase an additional 5% of Growth Collective from the seller at a predetermined valuation of $20 million which management has decided not to exercise at this time but may do so in the future.

In 2023, the Company built a new version of the technology application that facilitates the Growth Collective marketplace.  The Company believed that evolving Growth Collective’s technology platform would create advantages relative to competitors. Approximately mid 2023, management began to see headwinds and challenges in the market.  This was due to a downturn in tech investment generally. With less investment in the tech industry, there was less demand for services provided through Growth Collective and its competitors. Further, the Company started to see that additional growth would require raising significant additional capital to compete with new and existing well-established competitors.  New and existing competitors significantly ramped up marketing spend and made the Company’s paid acquisition efforts much more expensive.  For more information, see “Item 2. Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

For reasons discussed below, in 2024, the Company sold certain assets held by Growth Collective, but continues to own the platform itself. See also Item 6 of the Annual Report.

Dealify

Dealify, Inc. (“Dealify”) (www.dealify.com), is an online marketplace that connects new and upcoming software companies with initial customers by selling lifetime access to featured software applications. .  The Company acquired Dealify in November, 2021, and the Company has fulfilled its financial obligations for that acquisition. The seller of Dealify, Inc. can earn up to an additional 4% of Dealify, Inc. shares if Dealify achieves certain revenue targets during a seven-year look back period that expires Novemer 5, 2028:

•	1% (1,075 shares) if Dealify achieves $200,000 or more in monthly revenue for 3 consecutive months;
•	1% (1,100 shares) if Dealify achieves $350,000 or more in monthly revenue for 3 consecutive months;
•	1% (1,120 shares) if Dealify achieves $500,000 or more in monthly revenue for 3 consecutive months; and
•	1% (1,150 shares) if Dealify achieves $650,000 or more in monthly revenue for 3 consecutive months.

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At the time of acquisition, Dealify relied heavily on Facebook marketing for driving a significant portion of its revenues.  Given a decline in the Return on Investment across Facebook for most companies in 2022 and 2023, the Company had to quickly adjust its marketing strategy to stabilize and attempt to grow the business.  For more information, see “Item 2. Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations.”

Convert More -- OnboardFlow

Convert More, Inc. (“Convert More”) operates OnboardFlow (www.onboardflow.com), a software platform that was built to help companies understand its free trial users and convert more of their free trial users into customers.  When the Company acquired Convert More in March 2021, the platform required numerous technological improvements before it could attract additional customers.  During 2023, management determined that the work needed to bring Convert More, Inc’s technology platform to market would require significantly more time and capital than currently available to the Company. In late 2023, management decided to divert its limited resources to other products. During 2024, management decided halt further investment in Convert More, Inc. For details, see “Item 6,” below.

Hello Bar

The Company’s other operating subsidiary, Hello Bar, operates two separate software platforms.  Hello Bar (www.hellobar.com) is a web-based application that helps companies convert website traffic into customers and leads.  Subscribers (www.subscribers.com) is another web-based application that helps companies bring traffic back to their website(s) through web push notifications.   The Company has fulfilled its financial obligations of the Hello Bar LLC acquisition.

During fiscal year 2023, the Company also tested strategies to grow Hello Bar LLC and its software platforms Hello Bar and Subscribers.  Given the aforementioned challenges at Growth Collective, see “—Growth Collective,” above, Company leadership wasn’t able to dedicate the time and energy needed to stabilize Hello Bar and Subscribers.  In 2023, the Company saw a continued decline in organic website traffic to Hello Bar and Subscribers due to Google algorithm updates, global searches moving from Google to AI platforms such as ChatGPT as well as some re-directed traffic from formerly referring domains.  Additionally, the Company saw increased competition from much larger companies. At the end of 2023, management believed it should dedicate more time to Hello Bar operations, including renewed focus on organic marketing and evolving the product to be more competitive in the market.

While the Company faced headwinds that led to a decline in Hello Bar LLC revenue in 2023, management believes that there are still possible growth opportunities for its software platforms Hello Bar and Subscribers.  Namely, we believe focusing our marketing and sales efforts in certain industries can help these products to better compete in the market. Further, we believe that with a renewed focus on product development and marketing, we can help to stabilize revenues and possibly get revenues to start growing again.  Finally, we believe that we see geographic opportunities for both Hello Bar and Subscribers.  While there is very strong competition in the U.S. for similar products, we see less competition in other markets such as Europe.

Other Products in Development

The Company is currently developing Expedition, which we intend will be a virtual community where growth leaders (marketers and business leaders) connect, learn and share.

The other product is called Mighty Fans, which we intend to serve as a platform to help amateur athletes earn money from their fans in an NIL-compliant manner.

Both products are in beta mode but require additional capital in order to launch to market.

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The Company’s Strategy

Management aims to build the Company by finding niche opportunities in the market for online businesses and technologies. In this regard, management intends to leverage its industry knowledge, strategic vision, operational expertise and business connections to identify underserved segments of this market and target its product and services development to fulfill those underserved segments. Given that SaaS multiples remained very high in 2023 and SaaS as a market saw downward pressure in 2023, the Company oriented some of its focus in 2023 to two-sided online marketplaces and other industries, verticals and opportunities where it believes it has the skills and experience to execute. However, management shifted its resources around the middle of 2023 in response to a downturn in investment in the tech industry generally. The reduction of funding into tech companies resulted in less funds available for marketing and contract personnel, resulting in decreased demand, and lower potential for revenue, for the services provided by our two-sided online marketplaces.

 Consenquently, management has adjusted the Company’s strategy to focus resources on the products we believe have the most potential to achieve profitability – Hello Bar, Dealify, Expedition and Mighty.

The Company’s Market

The software as a service or “SaaS” market is evolving quickly. When restrictions eased and vaccines became more available, there was a broad decline in tech valuations and investments in the public markets that materialized in 2022 and 2023.

Generally, the Company operates in the marketing and sales technology markets, with a more specific focus on online software and online marketplaces.  The overall technology market saw high valuations and heavy investments in 2020 through the middle of 2022.  This was true of the more specific industries of online software and online marketplaces as well.  Many marketing and sales technology companies fared well during these years in terms of growth, capital raises and valuations.  In 2022 and 2023, investments in technology companies slowed significantly.  This decline was balanced some by a large increase in investments in Artificial Intelligence (AI companies).  Additionally, high interest rates and high inflation caused challenges to many early-stage, non-AI technology companies in 2023.  Many companies were forced to reduce expenses on sales and marketing and other key operational expenses.  This caused downward pressure on revenues and valuations.

2023 also saw the further rise of AI and its use in sales and marketing.  The Company is still working to understand the challenges and opportunities AI will present and how it can overcome these challenges and take advantage of these opportunities with available resources.

Competition

Given that the Company is a platform comprised of multiple tools and marketplaces for sales tech and marketing tech, its products have a broad range of competitors. For Hello Bar and Subscribers, the focus on conversion rate optimization and content creation places us in competition with companies that have been in market for many years such as  Optinmonster, Privy, Optimonk, Unbounce, Hubspot, and VWO. Additionally, we saw newer entrants such as Poupsmart, Poptin and Amped gain traction in 2023. Finally, we saw email marketing companies launch additional features to compete with products offered by Hello Bar and Subscribers  Some of the competitors have the backing of large venture capital funds and other resources. We believe we still have unique strengths in  product ease of use and specific features designed for niche and fast-evolving markets. However, it is important that we dedicate additional resources to evolve these products further to be able to compete in a more crowded marketplace.  Further, we need to consider how we might be able to add AI to these products as many customers are looking for AI features.  . We believe our ability to compete in this more crowded market depends on our ability to dedicate management time to product development and sales and marketing. Specifically, we believe that we have opportunities to expand our sales and marketing efforts in more specific industries as well as in less crowded geographies such as Europe.

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For Dealify, the company has multiple competitors that sell access to subscription software deals. The largest competitor is AppSumo, a large and well-entrenched company that has achieved substantial revenue. In 2023, the Company saw some of its smaller competitors struggle or shutter. Dealify aims to compete based on the quality of deals it offers and the customer service it provides to its customers.  We also believe it’s important to increase the brand loyalty from our customers.  Finally, the Dealify technology platform is outdated as it is nearly five years old.  Therefore, the Company must invest time and capital in updating the technology to maintain and try to grow conversion metrics (site visitor to sale).

Growth Collective operates in the freelancing industry, an industry that is predicted to continue to grow and has benefited from recent transitions to remote-based workforces. More specifically, The Company operates in the freelancer marketer industry, an industry that is poised for growth though it experienced headwinds in 2023.  The Company’s direct competitors include similar premium marketing freelancer platforms such as Mayple and MarketerHire, as well as larger freelancer marketplaces such as Upwork and Fiverr. Growth Collective competes based on its vetting process, its high-end and strongly-vetted freelancers, and its combination of tech-enabled and human matching of freelancers and companies.   Some of our largest competitors have spent considerable capital building up large sales and marketing teams and seem to be doubling down on being agencies rather than true technology companies.

Employees

As of December 31, 2023, the Company had a total of eight (8) full-time employees working in Legion Works and its subsidiaries.  Executives Ryan Bettencourt (CEO), Caleb Green (COO) and Grant Bostrom (Head of Ventures) are full time at Legion. Michael Kamo remains with the Company as Chairman of the Board, but does not currently serve as an executive officer.

Intellectual Property

Currently, the Company’s subsidiary, Hello Bar, holds a trademark. The Company filed an application for extension of this trademark in 2022, and a 10-year extension was granted by the U.S. Patent and Trade Office on August 26th, 2022. As the Company’s business develops, we may file more trademarks and possibly patents.

Litigation

The Company has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

The Company’s Property

The Company currently owns no real property. At this time, management has no plans to procure office space or other real property.  Post lockdowns from Covid, many tech companies have chosen to be entirely remote.  The Company continues to operate as a remote company and believes this provides savings on operational costs.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to Legion Works’ financial condition and results of operations and includes audited financial data through December 31, 2023 and should be read in conjunction with our financial statements and the related notes included in this annual report. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements

Overview

Legion Works, Inc. was incorporated on November 20, 2019, as a Delaware corporation.  The Company was formed for the purpose of building and buying online software products, and aiming to grow these products through a combination of product development, sales and marketing. The Company aims to find and develop business opportunities primarily in online software, including, but not limited to, marketing and sales software tools as well as e-commerce and online marketplaces. Since the Company’s founding, the technology market dynamics and opportunities have changed.  While its original focus was on Software as a Service, the cost of acquiring and developing SaaS products as well as the time required to reach sustainable revenue levels means the company has had to regularly evolve its focus.  The Company has had to remain flexible to changing market dynamics in seeking online opportunities that it believes are ripe for innovation, where it believes it has the expertise to pursue such opportunities, and where it can afford to execute products and businesses given its current resources.

A key part of our strategy is to centralize administrative functions such as Legal, Accounting, Finance and Human Resources at the Legion level so that our subsidiaries can focus on growth activities without the burdens of day-to-day administrative tasks.  In 2023, the Company spent a great deal of time helping our subsidiaries grow and scale, particularly as they faced market headwinds.  2023 posed several challenges for the Company and its subsidiaries.  Turbulence in the economy, inflation, “belt-tightening” at many of our customers, and technology / strategy changes within major marketing platforms resulted in an environment where companies had less cash to spend on software products and platforms. As a result, it was more expensive for the Company to acquire and retain customers than in years prior.  Relatedly, the Company found it comparatively difficult to attract and retain employees, and salaries and benefits were more expensive than expected.

Our ability to continue as a going concern is dependent on the Company’s ability to grow its revenue and generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its shareholders or other sources, as may be required. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises the risk that the Company may not continue as a going concern.

Results of Operations for the Fiscal Year Ended December 31, 2023 Compared to Fiscal Year Ended December 31, 2022

Net loss for the fiscal year ended December 31, 2023 (“FYE 2023”) was $2,334,006 compared to a net loss of $2,234,031 for the fiscal year ended December 31, 2022 (“FYE 2022”). As discussed below, the Company has seen a 12% decrease in revenue in FYE 2023 compared to FYE 2022, due to a variety of factors. While the Company had forecasted some of these concerns in previous filings, it had underestimated the scope.

Challenges to the broad tech market had a trickle-down impact on our revenue. An important aspect of our business, and its ability to generate revenue, has been impacted by changes made by Google, Apple and Facebook to the privacy settings made available to their users, which has negatively impacted our Return on Ad Spend and our ability to use ad tracking to understand the performance of our advertising as well as increasing popularity of AI tools such as ChatGPT. Further, an increase in competitors and our competitors increasing their marketing spend levels has increased the cost of ads.  These developments have made it more difficult for us to acquire new customers.

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Second, many of the Company’s customers faced financial difficulties in 2023. Like Legion, many our customers are smaller companies and startups in the tech industry, which has seen a significant reduction in financing whether through venture capital investments or capital raises. Particularly in the second half of 2023, the Company saw a significant and rapid reduction in marketing spending by the Company’s customers. This meant that some of our customers pulled back on marketing spend, had to reduce staff, or shuttered altogether. Given that our tools are primarily for marketers, this resulted in fewer new customers and an increase in churn of existing customers.

Additionally, as the Company was unable to achieve its capital raising targets, it had to reduce its marketing expenses both in terms of spend on paid acquisition efforts and people it planned to hire to manage its organic marketing and sales efforts. As a company with limited people and resources and multiple products, this resulted in key management and staff members getting spread thin.

Revenues

The Company’s revenue for FYE 2023 and FYE 2022 was $2,195,331 and $2,500,299, respectively. The Company’s revenue on a consolidated basis for FYE 2023 came from the operations of Hello Bar, Growth Collective, and Dealify. The Company’s revenue has been impacted by macro-economic trends in 2023 described above.

Revenue Recognition

Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts for its software products are renewed on average over a seven-to-twelve-month period. The Company also recognizes revenue from the sale, leasing or licensing of software, which is accounted for as a long-term contract if significant customization or modification is involved. Otherwise, revenue from the sale, leasing or licensing of software will be recognized when there is persuasive evidence an arrangement exists, delivery has occurred, the Company’s price is fixed or determinable, and collection of the sales price is probable. The Company also recognizes revenue from the monetization of its platform applications once performance obligations as required under our customers’ contracts have been satisfied.

Sources of Revenue

The Company generates revenues by allowing its customers to use multiple interactive software platforms or online websites, including Hello Bar, Subscribers, Dealify and Growth Collective. Net decrease in revenue of $304,967 was comprised of Hello Bar (decrease by $153,885), Growth Collective (decrease by $156,702), Dealify (net increase by 2,489) and Convert More (net increase by $3,130)

Internet Traffic as a Driver of Revenue

Key to the Company acquiring new customers is its ability to attract traffic. While traffic to Growth Collective increased significantly through the year, for the most part, we experienced lower levels of web traffic for our other products during 2023, or were required to expend more resources in order to maintain traffic. Traffic to Dealify stayed largely the same, but required an increase in time and money spent to drive such traffic. As described below, Hello Bar’s traffic saw the biggest decrease as a result of increased competition, changes in Google’s search algorithms, fewer websites referring traffic to HelloBar.com and Subscribers.com, and less focus on top of funnel by the Hello Bar’s team. At the end of 2023, the Company recognized that it needed to put more time and energy into growing traffic to Hello Bar again. However, increasing website traffic can take time, energy and money. Therefore, the Company and its leadership team expects that website traffic to Hello Bar’s products could decline further before it starts to increase again.

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Growth Collective

In the middle of 2023, Growth Collective was significantly impacted by headwinds in the tech industry. Given reduced investment in the broader tech industry by venture investors, many tech companies started to face layoffs and challenges in continuing to operate. Growth Collective’s primary customer set includes startups and high-growth technology companies, and consequently these broader market challenges adversely impacted Growth Collective’s revenue levels. The combined market conditions and revenue decline necessitated the involvement of Company leadership in Growth Collective’s operations, which in turn led to reduced time, energy and focus on the Company’s other subsidiaries. In 2024, while Company leadership was still focused on getting Growth Collective’s revenue growing again, an unsolicited offer was received for part of Growth Collective’s assets. The Company executed this asset sale, which is described in more detail below in Item 6.

Hello Bar

Given the aforementioned challenges at Growth Collective, see “—Growth Collective,” above, Company leadership wasn’t able to dedicate the time and energy needed to stabilize Hello Bar and Subscribers. In 2023, the Company saw a continued decline in organic website traffic to Hello Bar and Subscribers due to Google algorithm updates as well as some re-directed traffic from formerly referring domains. The Company spent 2023 focused on testing other channels for growth. These channels included paid acquisition, partnerships, and product updates. These tests were relatively unsuccessful and resulted in Hello Bar LLC’s revenue declining for the year. At the end of 2023, the Company believed that its Management Team needed to dedicate more time to helping operate Hello Bar and that Hello Bar needed to renew its focus on organic marketing and evolving the product to be more competitive in the market.

By the end of the second quarter of 2023, our partnership with Neil Patel Digital (“NPD”), which used to be one of our largest partners, had effectively ended. Under the terms of our partnership agreement with NPD, Legion received from NPD 70% of the published price for Hello Bar and its products, including monthly subscription and overage fees, and $200 for each Managed Service customer. During 2021, NPD undertook a change of marketing strategy resulting in NPD promoting its own products instead of reselling those of other companies, including Legion Works. As result, revenue from our subsidiary, Hello Bar, has been decreasing to the point where we no longer receive any revenue from NPD as of 2023. In addition to being in a partnership with NPD, they were a related party because NPD’s CEO, Mike Kamo, also serves on the Legion Works board of directors.

Dealify

Dealify, a company that was heavily dependent on Facebook ads for its revenue and growth, spent [much of] 2023 testing new marketing channels to get back on course when Facebook ad performance became more difficult for all companies

As of December 31, 2023, Dealify has not achieved the monthly revenue targets, and management does not expect it to do so in the near future. In 2023, Dealify faced several challenges because it is heavily dependent on Facebook ads for its sales and revenue. In 2022 and 2023, the Company saw a significant decline in the Return on Ad Spend on Facebook. This was a result of the higher cost to buy ads, more competition and lower conversion rates on the Dealify website. To temper this, the Company experimented with adjusting the business model and raising margins to help improve the unit economics of each sale. In addition, Dealify’s marketplace platform is based on legacy technology, and that technology started to face challenges in 2023, resulting in slower speeds and lower conversion rates in the marketplace. Lastly, Dealify has a large and very successful competitor who has targeted Dealify with advertising and marketing dollars. This competitor has also forced many of its suppliers to sign exclusive agreements, thus limiting some of the available suppliers for Dealify.

Convert More – Onboard Flow

Finally, OnboardFlow competes with larger analytics companies that focus on insights for app developers. These companies include Segment, Amplitude and Mixpanel. Onboard Flow looks to compete based on ease of adoption, ease of use and affordability. This is proving to be much more difficult than anticipated as the infrastructure costs get very large, very quickly for these kinds of businesses, and we do not see it feasible to raise a large round of capital specifically for this business to support such costs. As described in Item 6, below, management terminated operations of Convert More, which controlled OnboardFlow.

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Hello Bar has achieved profitability, and any additional investments would be made out of profits currently generated.

Management expects to see further losses for the foreseeable future while we build our products and establish our niche markets. For additional information regarding our sales of Growth Collective assets and termination of Convert More, see Item 6.

Operating Expenses

Operating expenses for FYE 2023 were $2,981,441 compared to $3,231,725 for FYE 2022.

Contractors

In an effort to cut costs, we have reduced our use of contract labor and reduced that expense to $407,653 for FYE 2023 from $648,387 for FYE 2022.

G&A Expenses

We significantly reduced our General and administrative expenses to approximately $403 for FYE 2023 compared to $117,278 for FYE 2022. The reduced expense was due to $78,000 for research and development in Growth Collective, which was stopped during 2023.

Payroll Fees and Taxes

We saw an increase in payroll fees and taxes during FYE 2023 compared to FYE 2022 which amounted to $109,807 and $101,348, respectively, largely due to the increase in salaries and wages in an employment market that remained largely competitive throughout 2023.

Salaries and Wages

The Company’s largest expense was salaries and wages, incurring $1,636,086 during FYE 2023 compared to $1,348,908 during FYE 2022. As a result of inflation and a shortage of skilled tech employees, the Company has had to increase compensation in an effort to attract and retain talent. We also needed to add a number of new positions within the Company in order to support our growth. This has been our fastest growing expense compared to FYE 2022.

Professional and Legal

We also saw an increase in fees payable for legal and professional services to $130,192 for FYE 2023 compared to $106,699 for FYE 2022.

Amortization

During FYE 2023, we recognized $1,104,177 as an incurred expense through amortization of our acquisitions compared to $1,027,104 for FYE 2022.

Liquidity and Capital Resources

As at December 31, 2023, the Company had net cash and cash equivalents of $2,879,390 compared to $4,743,037 as at FYE 2022. The Company does not generate sufficient revenue to cover all of its operating expenses at this time and does not expect to do so in 2024. Hello Bar generates sufficient revenue for its own operating expenses, and also pays for some of the salaries of Legion Works employees. To date, the Company’s largest source of funding has been the proceeds from its offering under Regulation A, which closed on January 9, 2024. During FYE 2023, the Company sold approximately 36,460 Units for gross proceeds of approximately $130,924. During that same period, 950 warrants were exercised for gross proceeds of approximately $3,088. No additional warrants may be exercised until the Company has another Regulation A offering statement covering the exercise of warrants, sold as Units in our previous Regulation A offering, qualified by the SEC.

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The proceeds from the Regulation A offering were used to fund the acquisition of Hello Bar, Convert More, Dealify and Growth Collective. As of FYE 2022 all financial obligations for each of these acquisitions have been fulfilled. For details regarding our acquisitions see Note 4 to the audited financial statements. As of FYE 2023, Legion owns 100% of Hello Bar, 90% of Growth Collective, 94% of Dealify and 90% of Convert More. The proceeds from the Company’s Regulation A+ capital raising efforts also funded the research and development for Expedition and Mighty, two of our newest products in development.

The Company does not have any revolving credit facilities or other debt with which to fund its operations. If the Company is not able to generate enough revenue to fund operations, or to raise enough capital through the sale of its securities, including potential private offerings or debt, we may not be able to implement our business plans unless we obtain additional financing or are able to otherwise generate revenues and profits. There is no assurance that the Company will generate sufficient revenue now, or in the future, to sustain its operations without additional capital or that such funds, if available, will be obtainable on terms satisfactory to the Company.

Key Trends

The Company took what it believed were necessary steps in late 2023 to reduce expenses to increase its runway. The Company took further action in early 2024 to reduce expenses further. However, these changes could have a continued negative impact on our revenue and ability to grow existing subsidiaries, as well as to bring new products to market.  This could also force further adjustments to the Company’s business model if it determines it does not have the capital, time and resources to expand its product offerings or keep such a diverse range of products. Continued challenges in the overall economy, non-AI tech market, and fundraising environment could have a material impact on our business plan, results of operations, and/or financial condition.

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ITEM 3. DIRECTORS AND OFFICERS

The company’s executive officers and directors are as follow:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week if part-time

Executive Officers:

Ryan Bettencourt	CEO, CFO and Secretary	49	November 2019 to present	Full time

Caleb Green	COO	39	April 2022	Full time

Keiran Flanigan	Head of Products	38	November 2019 to present	Full time	(1)

Grant Bostrom	Head of Ventures	43	November 2019 to present	Full time

Directors:

Ryan Bettencourt	Director	49	November 2019 to present

Michael Kamo	Chairman of the Board	38	November 2019 to present

(1)	Keiran Flanigan had previously been part time, but has become full time as of March 1, 2023.

Ryan Bettencourt, CEO, CFO, Secretary and Director

Ryan Bettencourt has been the Company’s CEO, CFO, Secretary and Director since its inception in November 2019. Beginning January 2019, Ryan served as co-founder and CEO of Hello Bar LLC. After the Company acquired Hello Bar in January 2021, Ryan became Chairman of the Board of Hello Bar, a role in which he continues to serve. From January 2018 to January of 2019 Ryan was the Head of Product for One Vigor, a media distribution company and the GM of Edisen, a spinoff product/company, both of which are owned by Vigor Systems, Inc. From June 2014 through February 2018 Ryan was the CEO of Cursive Labs, LLC, a Venture Studio formed to develop multiple companies. Ryan was the CEO and founder of Spoutable, LLC, an ad tech platform owned by Cursive Labs, LLC. Spoutable was acquired by Proper Media in 2018. From 2012-2014 Ryan was the VP, Digital for Saban Brands. Ryan joined Saban Brands after his former company was acquired by Saban. From 2008-2012 Ryan was Co-Founder/President of KidZui, Inc., a leading internet browser for children, which was also acquired by Saban Brands. Ryan has his MBA, Magna Cum Laude, from Babson College where he was a Babson Fellow and his BA, Cum Laude, from the University of San Francisco.

12

Caleb Green, Chief Operating Officer

In April, 2022 Caleb Green joined Legion as its Chief Operating Officer. With more than a decade of experience at hyper-growth technology, marketplace, and media businesses, Caleb will focus on growing Legion's businesses and improving overall scalability. Caleb most recently served as the Head of Internal Operations at Snagajob, the world's largest marketplace for hourly work. Caleb joined Snagajob in January 2015, and variously led the Strategy, Operations, and Financial Planning teams. In his role at Snagajob, he was responsible for spearheading numerous strategic initiatives, including product launches and M&A integrations. Prior to Snagajob, Caleb managed video publishing and growth at Vox Media, where he tripled audience viewership at brands like Eater, The Verge, Vox.com, and Polygon. Caleb's entrepreneurial spirit runs deep, and during his early career he founded or co-founded two technology/media companies. Caleb has an MA from the University of Chicago and a BA from the University of Pennsylvania.

Keiran Flanigan, Head of Products

Keiran Flanigan has been Head of Products for the Company since inception in November 2019. From February 2019 through October 2020, Keiran was the full-time Head of Product for Hello Bar, LLC. Keiran moved to a part-time role at Hello Bar in October 2019 so that he could continue to help Hello Bar grow while dedicating additional time to Legion. From January 2018 to February 2019 Keiran was a freelance web and mobile developer building a variety of products in the software and e-commerce markets. From 2014-2018 he was the Co-Founder and Head of Product/Creative for Cursive Labs, LLC and its flagship product, Spoutable. From 2009-2012 Keiran was the Lead iOS Developer for Rage Digital, a design and development company. From 2012 through 2014, Keiran has done freelance projects for the likes of the NFL, Hyundai, 24-Hour Fitness and dozens of start-ups.

Grant Bostrom, Head of Ventures

Grant Bostrom has been Head of Ventures for the Company since inception in November 2019. Since 2017, Grant has been the Founder and CEO of Hellaworks, Inc. and its flagship product TapHype. Grant reduced his role in Hellaworks in November 2019 to focus most of his energies on Legion. From July 2014 to June 2017 Grant was a Co-Founder of Cursive Labs, LLC and served as Head of Product and Business Development for Spoutable, LLC. Between August 2009 and December 2013, Grant was the Head of Business Development and Special Projects for KidZui. Grant has an MBA from San Diego State University, a Masters in Advertising from the University of Texas at Austin and a BA from UCLA.

Michael Kamo, Chairman of the Board of Directors

Michael Kamo has been the Chairman of the Board of Directors since its inception in November 2019 and served as the Company’s COO from inception until April 29, 2022. Beginning October 2017 to the present, Mike has been the Co-Founder and CEO of Neil Patel Digital, LLC, a digital agency. From October 2016 to January 2019, he was the Co-Founder and CEO of Hello Bar LLC. From January 2011 to December 2016, Mike was Founder and CEO of Stride App LLC and was a content entrepreneur along with Neil Patel. In 2013, Mike, who was then known by the name Michael Kamfiroozie, and Kore Services, LLC (“Kore”), doing business as Auto Debt Consulting, a company he owned, and the principal of another California-based company, NAFSO VLM, Inc. (“NAFSO”), entered into a stipulated order with the Federal Trade Commission (“FTC”), related to motor vehicle loan assistance products and services. The FTC’s allegations, which were neither admitted nor denied by the defendants, alleged that the defendants made false and misleading statements that they would obtain for consumers loan modifications that would make auto loans more affordable or consumers would receive a refund. The settlement bans the defendants from providing any type of motor vehicle debt relief service; prohibits them from making misrepresentations about any other financial related product or service they market; and requires them to support claims with competent and reliable evidence. The FTC settlement included a $279,728 judgment, which was paid by Kore and NAFSO. In 2017, Mike legally changed his name from Michael Kamfiroozie to Michael Kamo.

13

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2023, we compensated our three highest paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Ryan Bettencourt	CEO, CFO and Secretary	$285,000	$0	$285,000
Caleb Green	Chief Operating Officer	$225,000	$0	225,000
Dan Minahan	CEO Growth Collective	$165,000	0	$165,000

________

These salaries are a reflection of increases in early 2023 given inflation and the market.  Ryan Bettencourt and the Board of Directors agreed in mid-2024 to reduce his salary to be consistent with his 2022 salary.

Except as described below, the Company does not have employment agreements with its executive officers at this time.

Our board of directors did not receive compensation for their board service for the fiscal year ended December 31, 2023, but may be reimbursed for reasonable expenses incurred while performing their duties in that capacity. There were two persons serving in that group during fiscal 2023 – Ryan Bettencourt and Michael Kamo.

Employment Agreement

As shown in the table above, Caleb Green, our COO, received $225,000 base salary, but otherwise the terms of his employment agreement were not changed. As previously disclosed in our 2022 Annual Report on Form 1-K, Caleb Green has an employment agreement with the Company under which he receives a base salary of $200,000 per year (increased to $225,000 for 2023) with an annual bonus up to a maximum of $85,000 based upon the Company achieving certain annual revenue goals. The agreement also gives him the right to service-based equity compensation earning up to 1.5% of the Company’s Super Voting Common Stock outstanding as of May 1, 2022, which amounts to 204,528 shares of Super Voting Common Stock that will vest quarterly over four (4) years at a rate of 0.09375% or 12,766 shares per quarter. In the event of a change of control of the Company, Caleb’s service-based equity will accelerate and become fully invested. He can also earn performance-based equity compensation equal to 1% of equity at a rate of 0.25% each time the Company achieves $5,000,000, $10,000,000, $15,000,000 and $20,000,000 revenues based on the Company’s twelve (12) month consolidated revenues. If the Company has a change of control, Caleb’s performance-based equity will accelerate and become fully vested to the next revenue level. The agreement provides for a three-month severance package comprising base salary and health benefits, and forfeiture of unvested equity, if the Company terminates him without cause. The agreement also covers confidentiality and the Company’s proprietary rights over work product. For details see Exhibit 6.5 filed as an exhibit to this Annual Report.

14

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of June 21, 2024, Legion Work’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Name and Address of Beneficial Owner(1)	Class of securities	Amount and nature of beneficial ownership (3)		Amount and nature of beneficial ownership acquirable		Percent of class
Ryan Bettencourt	Super Voting Common Stock (2)	2,350,000				25.13%
	Voting Common Stock	800				>1%

Michael Kamo	Super Voting Common Stock (3)	5,860,000				62.67%
	Voting Common Stock	800				>1%

Directors and Officers as a group (4 persons in this group)	Super Voting Common Stock	9,041,250	(4)	118,750	(5)	98.51%
Directors and Officers as a group (4 persons in this group)	Voting Common Stock	1,600				>1%

(1)	The address of all beneficial owners is 4275 Executive Square, Suite 200, La Jolla, CA 92037.

(2)

The Company’s Super Voting Common Stock is entitled to 4 votes per share. As of June 21, 2024, 9,350,000 shares of Super Voting Common Stock were outstanding, including shares subject to vesting as reflected in the table above. The Company’s Voting Common Stock is entitled to one vote per share. As of June 21, 2024, 4,701,440 shares of Voting Common Stock were outstanding.

(3)	Messrs. Bettencourt and Kamo purchased their shares of Voting Common Stock through the Company’s Regulation A offering.

(4)

Includes 356,250 shares of Super Voting Common Stock that vested under Mr. Green’s employment agreement. This amount excludes the remaining 118,750 shares of Super Voting Common Stock that will vest quarterly over the next two (2) years at a rate of 0.09375% or 12,766 shares per quarter. For details, see “Compensation of Directors and Executive Officers – Employment Agreement.”

(5)

Comprising 475,000 shares of Super Voting Common Stock subject to a 4-year vesting schedule which began January 10, 2020. On January 10, 2023, 75% of the shares became fully vested, and the remaining shares shall be released from the repurchase options on the fourth anniversary of the stock purchase agreement. Additionally, this column excludes 1.5% of Super Voting Common Stock, or 93,500 shares, assuming the number of outstanding shares remains the same, which will vest depending on the Company achieving certain revenue goals in the future. See “Compensation of Directors and Executive Officers – Employment Agreement.”

15

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Hello Bar Acquisition

On December 31, 2021, the Company acquired 100% of the membership interests in Hello Bar LLC (“Hello Bar”), a California limited liability company, for a purchase price of $2,750,000 (the “Purchase Price”) pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”). Under the terms of the Purchase Agreement, the Company purchased Hello Bar from Michael Kamo (the “Seller”) who, prior to this transaction, held 100% of Hello Bar’s membership interests. The Seller, Mr. Kamo, also currently serves as Chairman of the Board of the Company. For more details regarding this transaction, see “The Company’s Business.” Prior to this transaction, Ryan Bettencourt was the CEO of Hello Bar.

Issuance of the Company’s Super Voting Common Stock to Executive Officers and Directors

The Company sold Founders Shares to members of the Management team as well as to an outside advisor. Stock Purchase Agreements were signed between the Company and each member who purchased Founders Shares in early 2020. At the end of 2020 the Company had issued 9,350,000 shares of Super Voting Common Stock to the Company’s officers and directors as well as one outside advisor. These shares were issued in late 2019 and early 2020 in exchange for proceeds amounting to $935. The Company does not have any additional stock programs in place for the management team though it anticipates creating one as the Company grows.

Legion Works Partnership with Neil Patel Digital

Mike Kamo, who serves as the Company’s Chairman of the Board, also is the Global CEO of Neil Patel Digital. For details regarding the partnership, see “Management’s Discussion and Analysis -- Results of Operations for the Fiscal Year Ended December 31, 2023 Compared to Fiscal Year Ended December 31, 2022 – Revenues.”

ITEM 6. OTHER INFORMATION

On June 18, 2024, the Company sold assets of Growth Collective to Toptal, LLC (“Toptal”), for an aggregate purchase price of $2,250,000, with $900,000 paid upon closing. The remaining $1,350,000 will be paid in four installments of $337,500 every six months over a twenty-four month period without interest. The assets sold were composed of domain names; the related website; accounts; lists, including a list of current engagements; leads; contracts; content (i.e., videos, images, audio files); software and source code for the website and related accounts; intangible assets needed to operate the website; operating documents and data needed to operate the business; and related intellectual property. Additionally, the Company entered into a Transition Services Agreement with Toptal under which the Company shall provide services for no additional consideration except for expenses related to hourly wages paid to independent contractors up to a maximum of $25,000 during the first ninety days, and up to a maximum of $15,000 after ninety days. Copies of the Asset Purchase Agreement and Transition Services Agreement are filed as Exhibit 6.3 and Amendment No. 1 to the Asset Purchase Agreement is filed as Exhibit 6.4 to this annual report on Form 1-K.

This sale was unsolicited and was executed to a large and well-established company that was directly entering Growth Collective’s market as a competitor.  The Company believed that this new entrant would make it difficult to compete in the market with the Company’s limited capital and resources.  The Company decided that selling some of the assets of Growth Collective was in the best interest of its shareholders as it would allow the Company to focus on fewer products and subsidiaries while also providing the capital needed to extend the overall runway of the Growth Collective subsidiary and the Company as a whole.  As part of the transaction, the Company retained the proprietary technology platform at the heart of the marketplace.  This is a technology platform the Company spent significant time, energy and capital in developing.  The Company believes that the technology platform is of a high quality, and it would be theoretically possible to repurpose the platform to other markets.

The Company has also discontinued operations of its subsidiary Convert More, which operated OnboardFlow. In July 2024, management concluded that the amount of time and expense required to bring Convert More to the market in a scalable manner were better used to develop other products and services in light of the Company’s limited financial resources.

16

ITEM 7. FINANCIAL STATEMENTS

LEGION WORKS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2023 AND 2022

17

ALAN T. SCHIFFMAN, CPA, PC

Financial Strategists Business Consultants

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net Website:alantschiffman.com

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of

Legion Works, Inc.

La Jolla, California

Opinion

We have audited the accompanying financial statements of Legion Works, Inc (a Delaware Company) and Subsidiaries (collectively referred to as the “Company”, “we”, “us”, or “our”), which comprise of the Consolidated Balance Sheets as of December 31, 2023 and 2022, and the related Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders' Equity (Deficit), and Consolidated Statements of Cash Flows for the two years ended December 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legion Works, Inc. and Subsidiaries as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the period then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of The Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of The Company to continue as a going concern within one year after the date that the financial statements are available to be issued. As discussed in Notes 1 and 11.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the company's ability to continue as a going concern for a reasonable period of time.

•	The auditor has not been engaged to communicate key audit matters.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate. As of December 31, 2023, there are no critical audit matters to communicate.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 11, to the consolidated financial statements the Company has experienced recurring losses from operations which raises substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ ALAN T. SCHIFFMAN, CPA PC

ALAN T. SCHIFFMAN, CPA PC

Certified Public Accountants

Naples, Florida

May 31, 2024, Except for Note 12, June 18, 2024

F-1

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND 2022

ASSETS	2023	2022
Current Assets
Cash and cash equivalents	$2,841,934	$4,686,883
Accounts receivable, net	32,813	52,850
Prepaid expenses	4,643	3,304
Total Current Assets	2,879,390	4,743,037

Non Current Assets
Intangible assets	4,520,450	4,320,970
(Less accumulated amortization)	(2,801,596)	(1,899,278)
Total Non Current Assets	1,718,854	2,421,692

Other Assets
Property plant and equipment	20,178	20,178
(Less accumulated depreciation)	(12,014)	(9,293)
Total other assets	8,164	10,885
TOTAL ASSETS	4,606,408	7,175,614

LIABILITIES AND OWNER'S EQUITY
Current Liabilities
Accounts payable	60,617	175,863
Short term loans	-	22,450
Accrued payroll	17,986	59,193
Deferred revenue	42,481	54,408
Other current liabilities	60,926	24,980
Total Current Liabilities	182,010	336,894

TOTAL LIABILITIES	182,010	336,894

Stockholders' Equity
Super Voting Common Stock, $0.0001 Par Value;
20,000,000 Shares Authorized; 9,350,000, Issued
and outstanding as of December 31, 2023 and 2022.	935	935
Voting Common Stock, $0.0001 Par Value; ; 80,000,000 Units Authorized;
4,701,440 and 4,364,646 Issued and Outstanding, as of December 31,
2023 and 2022, respectively.	470	436
Additional paid-in capital, net of capital raise expenses	10,708,721	10,712,402
Non controlling interest	(148,834)	(77,869)
Retained earnings	(6,136,894)	(3,797,184)
TOTAL STOCKHOLDERS EQUITY	4,424,398	6,838,720

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$4,606,408	$7,175,614

F-2

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	2023	2022

REVENUE
Revenue	$2,195,331	$2,500,299
Cost of Revenue	499,218	551,438

GROSS PROFIT	1,696,113	1,948,861

OPERATING EXPENSES
Advertising and marketing	345,165	440,418
Bank charges and fees	2,758	1,233
Contractors	407,653	648,387
Dues and subscriptions	255,477	332,076
General and administrative	403	117,278
Insurance	29,326	50,083
Office supplies and software	34,741	64,643
Payroll fees and taxes	109,807	101,348
Professional and legal	130,192	106,699
Rent	3,438	100
Salaries and wages	1,636,086	1,348,908
Transportation	26,395	20,551
TOTAL EXPENSES	2,981,441	3,231,724

OTHER (INCOME) & EXPENSES
Interest income	(38,273)	(6,750)
Interest expense	624	-
Investment income	(9,823)	-
Foreign currency translation (gain) loss	8,758	66
Depreciation	2,721	2,721
Amortization	1,104,177	1,027,104
Other income	(5,396)	-
Reserve for losses, disolved entity	4,522
Franchise and other taxes	52,333	-
TOTAL OTHER (INCOME) & EXPENSES	1,119,643	1,023,141

INCOME (LOSS) BEFORE MINORITY INTEREST IN LOSS	(2,404,971)	(2,306,004)

Minority interest in LOSS	(70,965)	(71,973)
NET LOSS	$(2,334,006)	$(2,234,031)

F-3

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
		Common Stock
	Number of Shares	Super Voting	Number of Shares	Voting	Additional paid-in capital	Retained Earnings	Non Controlling Interest	Total

BALANCE, DECEMBER 31, 2021	9,350,000	$935	3,993,827	$399	$8,898,667	$(1,563,153)	$(5,896)	$7,330,952

Issuance of shares			370,819	37	2,243,944			2,243,981

Net income(loss) from operations						(2,234,031)	(71,973)	(2,306,004)

Cost of raising capital				-	(430,209)	-		(430,209)

BALANCE, DECEMBER 31, 2022	9,350,000	935	4,364,646	436	10,712,402	(3,797,184)	(77,869)	6,838,720

Issuance of shares			336,794	34	122,002			122,036

Net income(loss) from operations						(2,334,006)	(70,965)	(2,404,971)

Cost of raising capital					(125,683)			(125,683)

BALANCE, DECEMBER 31, 2023	9,350,000	$935	4,701,440	$470	$10,708,721	$(6,136,894)	$(148,834)	$4,430,102

F-4

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,334,006)	$(2,234,031)
Depreciation	2,721	2,721
Amortization	1,104,177	1,027,104
Minority interest in subsidiary earnings	(70,965)	(71,973)
Adjustments to reconcile net income to cash provided by
operating activities:
Changes in operating assets and liabilities
(Increase)/Decrease in imputed interest	-	42,805
(Increase)/Decrease in current assets	(8,815)	(56,154)
Increase (Decrease) in current liabilities	(132,433)	54,767
Net cash provided by (utilized in) operating activities	(1,439,321)	(1,234,761)

CASH FLOWS FROM INVESTING ACTIVITIES
Intangible asset	(401,981)	-
Net cash provided by (used in) investing activities	(401,981)	-

CASH FLOWS FROM FINANCING ACTIVITIES
(Payments of) Proceeds from short term loans	-	(5,184)
Proceeds from issuance of common stock	(3,647)	1,813,772
Proceeds from issuance (payment) of note payable	-	(900,000)
Net cash provided by (used in) financing activities	(3,647)	908,588

Net (decrease)/increase in cash and cash equivalents	(1,844,949)	(326,173)

Cash and cash equivalents, beginning of period	4,686,883	5,013,056

Cash and cash equivalents, end of period	$2,841,934	$4,686,883

F-5

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 1 - SUMMARY OF ORGANIZATION

ORGANIZATION

The accompanying Consolidated Financial Statements and footnotes of Legion Works, Inc. and Subsidiaries (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The Company was incorporated on November 20, 2019 as a Delaware Corporation. The Company’s corporate year-end is December 31.

The Company is organized as an information technology software acquisition company incorporated as a Delaware corporation and located in San Diego, California. The Company was formed for the purpose of building and buying online software products, centralizing administrative functions and aiming to grow these products through a combination of product development, sales and marketing.  The Company believes its management team has the skills and experiences to identify, source and monetize online products.  The Company aims to find and develop business opportunities primarily in online software, including, but not limited to marketing and sales software tools as well as e-commerce and online marketplaces.  The Company has been and will continue to seek opportunities in the United States and internationally.

Since November 20, 2019 (inception), the Company has relied upon its shareholders equity and sales of certain assets (see Note 12) to fund cash flow to pay for operating expenses and other obligations. For the period from inception to December 31, 2023, the Company has generated losses aggregating $6,136,894. These matters do raise concern about the Company’s ability to continue as a going concern (see Note 11). There can be no assurance that the Company will successfully be able to continue raising capital and to generate profitable operations to sustain operations.

The Company is considered an emerging growth company under Section 101(a) of the Jumpstart Business Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal period. Because the Company is an emerging growth company, the Company has an exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), the Company is exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements may require the use of estimates and assumptions that affect the assets and liabilities reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur. All intercompany transactions and accounts have been eliminated in consolidation.

F-6

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

RISKS AND UNCERTAINTIES

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

CONCENTRATION OF CREDIT RISK

The Company maintains its cash with a financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. The Company maintains balances in excess of the federally insured limits.

CASH AND CASH EQUIVALENTS

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account and online payment platforms. As of December 31, 2023 and 2022 the Company had $2,841,934 and $4,686,883 of cash on hand, respectively.

RECEIVABLES AND CREDIT POLICY

Based upon monthly contracts, (see discussion below), the Company sells subscriptions to its customers to use the various software app platforms. Trade receivables from subscribing to customer contracts are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced any write-downs in its accounts receivable balances.

F-7

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost and subsequently measured at cost less accumulated depreciation. Depreciation is recognized in Consolidated Statements of Operations and is provided over the estimated useful life of the assets as follow:

Computer Equipment	- 5 years straight line

Servers	- 10 years straight line

Software	- 3 years straight line

Management periodically considers the impairment of value of the property and equipment. As of December 31, 2023, management does not believe that there is an impairment of value of the property and equipment.

INTANGIBLE ASSETS

SOFTWARE RESEARCH AND DEVELOPMENT COSTS

The Company develops, maintains and evolves websites and web applications (software) to support its revenue efforts in the market.  In 2023, the company developed a Freelance Marketplace Web Application, which it used to generate revenue for one of its subsidiaries. This web application is a marketplace web application that connects companies with freelance talent and includes a database, proprietary matching algorithms, billing and payment processing and features that enable clients and freelancers to connect via chat and virtual phone calls.  Other of the Company's software offerings include a web application for website owners to help convert website visitors into customers and leads, a web application to enable website owners to send web push notifications, and an e-commerce marketplace to help software developers earn initial customers through lifetime deals.  The Company has also been in the early stages of developing an online marketplace for athletes to earn money in an NIL compliant manner and an online community for growth marketing leaders.

In compliance with ASC 730-10, Research and Development expenditures, the Company capitalized and carries forward as assets, the costs to purchase and or develop multiple interactive software platforms, monetized through contract subscription revenues. Research is the planned efforts of a company to discover new information that will help create a new product or service. Development takes the findings generated by research and formulates a plan to create the desired platform Apps. The Company applies the GAAP capitalization requirements of the “waterfall” approach which includes a specific sequential order of Plan, Design, Coding/development, Testing and Software release.

Costs incurred in connection with the development of software products are accounted for in accordance with ASC 985-20, Costs of Software to Be Sold, Leased or Marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software development costs are capitalized after a product is determined to be technologically feasible and in the process of being developed for market. Capitalization of costs ceases after the general release of the software. Amortization of capitalized software development costs begins upon the release of the software. Capitalized software development costs will be amortized over the estimated life of the related product using the straight-line method.

F-8

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

The Company accounts for costs incurred to develop software for internal use in accordance with ASC 350-40, Internal-Use Software. As required by ASC 350-40, the Company capitalizes the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing.

Revenue from proprietary perpetual (one-time charge) license software is recognized at a point in time at  the inception of the arrangement when control transfers to the client, if the software license is distinct  from the post-contract support offered by the Company.

The Company monetizes and forecasts the revenues from the multiple platform Apps software and amortizes the aggregate costs of the developmental software asset over the forecasted revenue stream; a matching of the revenue and costs, using the straight-line method, based on estimated useful lives of the asset. Research to determine the economic viability of potential software and the maintenance of the ultimate developed platform is expensed.

The Company reviews the carrying values of intangible assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Based on this assessment, on December 31, 2023 management determined that the following fully amortized intangible assets were impaired, and would not generate any future benefits. As a result, these intangible assets have been written off. The carrying amount of the intangible assets and the related accumulated amortization have been removed from the balance sheet as of December 31, 2023.

Amount

App platform software	$135,000
Code base	60,000
Domain	2,500
Customer database	2,500
Content	2,500
Total	$202,500

DEFERRED SYNDICATION EXPENSE

Financial Accounting Standard Board Accounting Standards Codification number 340-10-S99-1, Other Assets and Deferred Costs, allows specific, incremental costs directly related to securities offerings to be deferred and charged against the gross proceed of the offering as a reduction of additional paid-in capital. The Company wrote off deferred syndication expenses, including professional fees, marketing, broker dealer and other related expenses in the amount of $125,683 and $430,209 as of December 31, 2023 and 2022, respectively.

F-9

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

IMPAIRMENT AND FAIR VALUE MEASUREMENTS

Long-lived assets, other than goodwill, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  The impairment test is typically based on undiscounted cash flows and, if impaired, the asset is written down to fair value based on either discounted cash flows or appraised values. Goodwill is tested for impairment at least annually, in the fourth quarter and whenever changes in circumstances indicate an impairment may exist. The goodwill impairment test is performed at the reporting unit level, which is generally at the level of or one level below an operating segment.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework (Topic 820) - Changes to the Disclosure Requirement for Fair Value Measurement. This guidance removes or modifies various disclosures relating to the activity or reconciliation of Level 1, Level 2 and Level 3 fair value measurements. It is effective for interim and annual periods beginning after December 15, 2019. Management evaluated this guidance and there is material impact on the consolidated financial statements.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes 3 levels of inputs that may be used to measure fair value. The 3 levels are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are those other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Company’s own assumptions about the inferences that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Company’s own data.

REVENUE RECOGNITION

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. However, based upon the management’s analysis of the subscriber contracts, historically, the contracts are renewed on average over from a seven to twelve months period. For the period ending December 31, 2023, and 2022 the Company generated revenues of $2,195,331 and $2,500,299 respectively.

F-10

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

SOFTWARE REVENUE RECOGNITION

Hello Bar generates its revenue from different subscription plans offered to its users. Revenue is recognized ratably over the subscription period as the performance obligations are satisfied by the Company.

Dealify Inc generates revenue through its platform where third-party entities offer products for entrepreneurs. Revenue is recognized when the product is sold, and payment is received.

Growth Collective generates its revenue by connecting businesses with freelance marketing experts and charging platform fees for each other facilitated through the platform in exchange for its use. Revenue is recognized as service is performed. The Freelance Marketplace Web Application generates revenue on a transaction basis when a freelancer and company work together after being connected through the web application.  Revenue is recognized at the point in time when the work is completed by the freelancer.

REVENUE RECOGNITION – MONETIZATION OF PLATFORM APPLICATION

The multiple applications ("Apps") the Company owns and operates provide the Company's customers with software tools and services to conduct online marketing and sales. These Apps generate revenue through means outlined in the Software Revenue Recognition section above.  Deferred revenue arises due to the timing differences between funds received upon the signing of the Order and revenue earned over the one-year period.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. There is no income tax provision for the company for the period from inception through December 31, 2023, as the company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2023, the unrecognized tax benefits accrual was zero.

The Company is a C Corporation under the Internal Revenue Code and a similar section of the state code.

F-11

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes. Current year expense represents the amount of income taxes paid, payable or refundable for the period.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the consolidated financial statements.

The Company’s income tax returns from 2019 to 2022 are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2023, there is no ongoing examination with federal, state and local governmental authorities. To the extent penalties and interest are incurred through an examination, they would be included in the income tax section of the consolidated statements of operations.

TRANSLATION OF NON-U.S. CURRENCY AMOUNTS

Assets and liabilities of non-U.S. subsidiaries that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Translation adjustments are recorded in the balance sheets. Income and expense items are translated at weighted-average rates of exchange prevailing during the year. These transaction gains and losses are included in net income (loss) for the period in which exchange rates change.

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2021, the FASB issued Accounting Standards Update (ASU) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 changes the accounting for contract assets and liabilities acquired in a business combination by requiring an acquiring entity to measure contract assets and liabilities in accordance with FASB Accounting Standards Codification (FASB ASC) 606, Revenue from Contracts with Customers. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with FASB ASC 606, at fair value on the acquisition date. Initial fair value measurement for acquired revenue contracts in a business combination can be complex and require significant judgment. Moreover, diversity exists in current practice for determining the fair value of contract liabilities for certain revenue arrangements and stakeholders have raised questions about how to apply FASB ASC 805, Business Combinations, to contracts with a customer acquired in a business combination. To address those issues, ASU 2021-08 requires an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with FASB ASC 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with FASB ASC 606 as if it had originated the contracts. For nonpublic entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in ASU 2021-08 should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Management is currently evaluating the impact of adopting this new guidance on the Company’s consolidated financial statements.

F-12

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. The Company has no lease that is over 12 months term as of December 31, 2023. Management does not expect to have material impact on the consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 - CASH CONCENTRATION

The Company maintains funds in a financial institution that is a member of the Federal Deposit Insurance Corporation. As such, funds are insured based on the Federal Reserve limit. The Company has not experienced any losses to date, and management believes it is not exposed to any significant credit risk on the current account balance.

NOTE 4 – PURCHASES OF SUBSIDIARY COMPANIES

F-13

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

ACQUISITIONS

Based upon a Membership Interest Purchase Agreement dated December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest-bearing Promissory Note in the amount of $1,800,000. The imputed interest on the Promissory Note is $42,805 which reduced the cost of Contracts in process in the amount of $42,805. The purchase price was based upon what the company believed to be market average multiples at the time as well as an Enterprise Valuation prepared by StoneBridge Advisory, Inc. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Hello-Bar LLC. Hello- Bar, LLC has a valued brand, recognized for its multiple software product platforms and interactive websites, which are utilized by many subscribers. The CEO of the Company was also the CEO of Hello- Bar, LLC, commencing in January 2019.

Based upon a Shareholder Agreement dated March 26, 2021, the Company purchased ninety percent (90%) of the outstanding common stock of Convert More, Inc. for a cash purchase price of $67,500. The purchase price was based upon management’s determination of fair market values of the acquired assets. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Convert More, Inc. Convert More, Inc. was acquired mainly due to its code base which the seller spent one year developing.

Based upon a Shareholder Agreement dated November 5, 2021, the Company purchased ninety four percent (94%) of the outstanding common shares of Dealify, Inc. for a purchase price of $467,280; comprised of cash at closing of $300,000, a non-interest-bearing Promissory Note in the amount of $150,000 and capitalized legal and accounting fees of $16,030 and $1,250, respectively. The imputed interest on the Promissory Note is $215 for the year ended December 31, 2021. The purchase price was based upon the agreements value statement in which the buyer ascribed value to the various assets owned by the company. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Dealify, Inc.

Based upon a Stock Purchase Agreement dated November 16, 2021, the Company purchased ninety percent (90%) of the outstanding common shares of Growth Collective Solutions, Inc. for an original cash purchase price of $1,200,000. The initial purchase price was increased by $145,105 by the total cash and net accounts receivable held by Growth Collective, then subsequently decreased by a total of $176,920 for the company’s transaction expense and indebtedness. These adjustments resulted in a net purchase price of $1,168,185 as outlined in the purchase agreement. The acquisition price was also increased by capitalized legal and accounting fees of $8,361 and $1,250, respectively. The purchase price was based upon the agreement’s value statement in which the buyer ascribed value to the various assets owned by the company. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Growth Collective, Inc.

Based upon the Stock Purchase Agreement dated September 22, 2022, the Company purchased one hundred percent (100%) of the outstanding common shares of Legion Works GmbH.

F-14

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

HELLO BAR, LLC

As of December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest bearing Promissory Note in the amount of $1,800,000. The Company has also agreed to provide additional working capital in the amount of $50,000. The financial highlights of the purchase transaction are as follows:

HELLO-BAR, LLC

Balance Sheet Financial Highlights   December 29, 2020

Cash		$56,968
Accounts receivable, net		-
Contractsinprocess,net	(a)	583,805
Subscribersmarketingsoftware	(b)	450,000
Appplatformsoftware	(c)	1,250,000
Website	(d)	35,000
Restrictivecovenants	(e)	20,000
Domain,brand,trademarkandother	(f)	311,422
Total		$2,707,195

(a)

The Company purchased a revenue stream of subscription contracts of subscriber end users of the software. Historically, the monthly contracts automatically renew for a period of from seven to twelve months. As a result the Company present valued the estimated revenues from such contracts at a market discount rate. Due to the non-interest bearing note payable to Seller, the Company netted the imputed interest of $42,805, against the Contracts in process of $626,610. The Company included the asset on the balance sheet of $581,115 net of $2,690 representing one day amortization.

(b)	The Company acquired and now owns the Subscribers marketing software platform
(c)	The Company acquired multiple interactive software platforms which the Seller developed and maintained over multiple years.
(d)	The Company independently determined the fair value of the Hello-Bar, LLC Website.
(e)	Pursuant to the terms of the purchase transaction, the Seller must abide by certain restrictive covenants, including competition, solicitation, disparagement and other terms
(f)	Management provided the fair value of the domain, brand, trademarks and other.

CONVERT MORE, INC. (FORMERLY, ONBOARD FLOW LIMITED)

As of March, 26, 2021 the company purchased ninety percent (90%) of the common stock of Convert More, Inc. for a purchase price of $67,500. The financial highlights of the purchase transaction are as follows:

CONVERT MORE, INC.

Balance Sheet Financial Highlights

March, 26, 2021

Codebase	(a)	$60,000
Domain, brand, trademark and other	(b)	2,500
Customerdatabase	(c)	2,500
Content	(d)	2,500
Total		$67,500

F-15

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

(a)

Convert More’s team has previously developed many products. The Seller spent 1 year building the product. To build what we bought it would have cost more than the purchase price, but we would ascribe $60,000 of the purchase to the code base.

(b)	Management kept the brand/name/URL. Management believes that to be worth $2,500 at the time of acquisition.
(c)	Convert More had a small amount of content that enabled some organic traffic to the site. Management believes that to be worth $2,500 at the time of acquisition.
(d)	Convert More was earning about $200-$250 per month in revenue at the time of acquisition. Retention was strong; therefore 12 months would be another $2,500.

DEALIFY, INC.

As of November 5, 2021 the company purchased ninety four percent (94%) of the common stock of Dealify, Inc. for a purchase price of $467,280; comprised of a $300,000 cash payment, a $150,000 non-interest bearing promissory note and capitalized legal and accounting fees of $16,030 and $1,250, respectively. The financial highlights of the purchase transaction are as follows:

DEALIFY, INC.

Balance Sheet Financial Highlights

November 5, 2021

Website	(a)	$100,000
Restrictivecovenants	(b)	70,000
Domain,brand,trademarkandothe	(c)	6,500
Customer database	(d)	70,000
EmailMarketing	(e)	140,000
Operationalcash	(f)	3,000
Organicwebtraffic	(g)	60,500
Total		$450,000

a.

The interactive website and e-commerce app at www.dealify.com would cost significant time and money to recreate. Based on the Buyer’s extensive experience in designing and building of websites and interactive web-based apps, it estimates the value of the website to be $100,000.

b.

The Seller has developed significant knowledge of its industry and many best practices in making www.dealify.com successful. This Agreement establishes restrictive covenants that limit the ability for the Seller to be able to create a similar online website or interactive app that would compete with Dealify. The Buyer estimates these restrictive covenants to be worth $70,000.

c.	The Buyer has consulted with third-party web domain valuation websites and estimates the domains www.dealify.com and www.dealify.io to be worth $6,500.
d.

Dealify has built a database of customers who have purchased from the www.dealify.com website since its inception. These customers have a history of purchasing on the site. The Company believes this database to be worth $70,000.

F-16

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

e.

Dealify has accumulated a large email list of companies and individuals interested in receiving offers to buy software deals promoted by Dealify. Dealify currently has 17,380 email subscribers and, on average, each of those subscribers is worth $1.58 in gross revenue per month. The Buyer believes that this list will continue to produce consistent revenue for a minimum of 2 years. It has discounted the total revenue this would produce over this time period and believes this list to be valued at $140,000.

f.	Per this Agreement, the Seller is transferring $3,000 in operational cash at Close
g.

The Buyer has significant experience in developing organic web traffic for websites and online interactive apps. Doing so requires a significant investment of time and money and is hard to replace. The Buyer believes the organic traffic that Dealify has amassed is worth at least $60,500.

GROWTH COLLECTIVE

On November 16, 2021 the company purchased ninety percent (90%) of the common stock of Growth Collective, Inc. for an initial purchase price of $1,200,000. The initial purchase price was increased by $145,105 by the total cash and net accounts receivable held by Growth Collective. Then subsequently decreased by a total of $176,920 by the company transaction expense and indebtedness. Finally, the price is increased by capitalized legal and accounting fees of $8,361 and $1,250, respectively. These adjustments resulted in a final purchase price of $1,177,796. The financial highlights of the purchase transaction are as follows:

GROWTH COLLECTIVE, INC.

Proforma Balance Sheet Financial Highlights

November 16, 2021

Cash & net accounts receivable	(a)	$145,105
Indebtedness	(b)	(176,920)
Operational cash	(c)	100,000
Marketing Website	(d)	40,000
Platform application	(e)	135,000
Expert community	(f)	250,000
Customer database	(g)	450,000
Domain name	(h)	4,500
Organic web traffic	(i)	45,500
Restrictive covenants	(j)	175,000
Total		$1,168,185

F-17

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

a.	Per this Agreement, the Seller is transferring $100,000 in operational cash at Close,
b.

Buyer has extensive experience designing and building marketing websites. Based on its experience, it estimates that the marketing website at www.growthcollective.com would cost approximately $40,000 to design and build.

c.

Buyer also has extensive experience designing, building and maintaining web based software applications. The app at www.growthcollective.com would take significant time and cost to create. It uses a series of different third party software applications that have been wired together using a series of different APIs to create a user-friendly experience. This customization and wiring together of multiple different software platforms would cost an estimated $135,000.

d.

Growth Collective has accumulated a community of world-class marketing experts that it matches companies to within its business model. These experts are very difficult to attract and are highly sought after, creating a strong market resource required for the growth of the business. This community of marketing resource have skills across key marketing disciplines including email marketing, Search Engine Optimization, Social Media Advertising, Google Advertising and many other high growth marketing areas. The company has researched, attracted and vetted all experts in its marketplace. The number of experts in its marketplace is currently over 500; it would take multiple years and extensive expense to develop a similar expert community. This is community is key to the continued success of the business and is estimated by the buyer to be worth $250,000.

e.

Growth Collective has built a database of customers current and past that provides a high probability of future revenue. These customers have a history of consistently purchasing and it is estimated that current customers have a very high probability of continuing to produce revenue for the company for at least eight months. Based on this high probability, Buyer believes that current customers will continue to generate at least $65,000 in revenue for eight months. Therefore, Buyer believes this customer database to be worth at least $450,000.

f.	The Buyer has consulted with third-party web domain valuation websites and estimates the domain www.growthcollective.com to be worth $4,500.
g.

Buyer has significant experience in developing organic web traffic for websites and online interactive apps. Creating sustainable and ongoing organic web traffic requires the creation of intellectual property in the form of articles and blog posts as well as getting inbound links from other websites. Growth Collective has created many articles that have resulted in a steady flow of monthly visitors, some of whom become leads and customers each month. Doing so requires a significant investment of time and money and is hard to replace. Growth Collective’s current organic web traffic drives a significant and consistent number of new business leads on a monthly basis. Given the large revenue that can be generated from each customer, these leads are valuable. The Buyer believes the organic traffic that Growth Collective has amassed is worth at least $45,500.

h.

The Seller has developed significant knowledge of its industry and many best practices in making Growth Collective successful. This Agreement establishes restrictive covenants that limit the ability for the Seller to be able to create a similar online website, marketplace or interactive app that would compete with Growth Collective. The Territory for this non-compete includes most of the largest software and business markets in the world, including North America, South America, Europe and the United Kingdom. The Buyer estimates these restrictive covenants to be worth $175,000.

F-18

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

LEGION WORK GmbH

On September 22, 2022 the Company purchased one hundred percent (100%) of the common stock of Legion Work GmbH. The share capital of Legion Works GmbH amounts to EUR 25,000.00. The financial highlights of the purchase transaction are as follows:

LEGION WORKS GmbH

Balance Sheet Financial Highlights

September 22, 2022

Cash	$26,815
Total	$26,815

a.	There are no intangible assets as of December 31, 2023.

NOTE 5 – CLOUD BASED AND APP PLATFORM SOFTWARE AND INTANGIBLE ASSETS

The following schedule sets forth the cloud based and app platform software and intangible assets of the Company as of December 31, 2023 and 2022:

Legion Works, Inc

Cloud Based and App Platform Software and Intangible Assets

December 31, 2023 and 2022

Description		2023	2022
Customer contracts	(a)	$626,610	$626,610
Restrictive covenants	(a)	261,158	261,158
Subscribers marketing software	(b)	450,000	450,000
Application platform software	(b)	1,250,000	1,385,000
Website	(b)	175,000	175,000
Domain, brand, trademark and other	(b)	322,422	324,922
Customer database	(b)	520,000	522,500
Email marketing	(b)	140,000	140,000
Organic web traffic	(b)	106,000	106,000
Expert community	(b)	250,000	250,000
Code base	(b)	-	60,000
Content	(b)	-	2,500
Market analytics	(b)	28,689	-
Freelance marketplace web app	(b)	373,291	-
Goodwill	(c)	17,280	17,280
Total Intangibles		4,520,450	4,320,970
Less: Accumulated Amortization		(2,801,596)	(1,899,278)
Net Book Value		$1,718,854	$2,421,692

a.	Three-year useful life
b.	Five-year useful life
c.	Fifteen-year useful life

Acquired finite-lived intangible assets are amortized on a straight-line bases over the estimated useful lives of the assets. If the estimated useful life assumption of any asset is changed the remaining unamortized balance is amortized over the revised estimated useful life. The Company decided to provide full-year amortization for the intangible assets in the year of purchase irrespective of the date on which acquisition was done.

F-19

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 6 – DEVELOPMENT OF MARKET ANALYTICS

During 2023, the Company identified potential new market opportunities to more fully exploit the       economic opportunities within the roster of existing products in which the Company has leadership skills and experience.  As of December 31, 2023 the company invested $28,689 in market analysis of (a) an online community for growth leaders to learn, network and share ideas and best practices and  (b) a mobile-centric product that enables sport fans to support their favorite athletes in an N.I.L. (Name Image Likeness) compliant manner.  The later opportunity takes advantage of the new NCAA Rules around N.I.L. allowing amateur athletes to retain their amateur status while also earning money from their name, image and likeness.  If the results of the studies are favorable, the Company will form new entities to operate the businesses of each.

NOTE 7 – PROMISSORY NOTES PAYABLE

HELLO BAR, LLC – PROMISSORY NOTE PAYABLE

On December 31, 2020, in connection with the purchase of 100% of the outstanding membership units of its subsidiary company Hello-Bar LLC, the Seller took back a non-interest-bearing Promissory Note in the amount of $1,800,000. On March 31, 2021, the Company paid the Seller one million dollars ($1,000,000). The Company paid the Seller for the remaining balance during 2022 and there is no outstanding balance as of December 31, 2023.

DEALIFY, INC. - PROMISSORY NOTE PAYABLE

On November 5, 2021, in connection with the purchase of 94% of the outstanding common shares of its subsidiary company Dealify, Inc. the Seller took back a non-interest bearing Promissory Note in the amount of $150,000. On December 31, 2021, the Company paid the Seller $50,000. The Company paid the Seller for the remaining balance during 2022 and there is no outstanding balance as of December 31, 2023.

NOTE 8 - RELATED PARTY TRANSACTIONS

RELATED PARTY CAPITAL CONTRIBUTION

As of December 31, 2023 and 2022, officers of the Company have contributed $935 to purchase 9,350,000 shares of super Voting Common Stock.

F-20

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

RELATED PARTY PAYABLES

In relation to the acquisition of Hello-Bar, the Company owed Michael Kamo (the “Previous Owner”) $800,000. The outstanding balances were $0 as of December 31, 2023, and December 31, 2022, respectively. Under the terms of the Purchase Agreement, the Company purchased Hello-Bar from the Previous Owner who, prior to this transaction, held 100% of Hello-Bar’s membership interests. The Previous Owner also currently serves as Chairman of the Board of Directors and served as the Company’s COO from inception until April 29, 2022. Furthermore, Ryan Bettencourt, the Company’s CEO, formerly served as the CEO of Hello-Bar. The parties to the Purchase Agreement obtained a third-party valuation of Hello-Bar prior to agreeing to a purchase price, which included seeking offers through a broker from interested parties to establish a fair market value for Hello-Bar. The parties agreed to a purchase price that is discounted from the third party valuation and is payable over two years with no stated interest rate.

NOTE 9 – STOCKHOLDERS’ EQUITY

The stockholders’ equity is comprised of two classes of common stock; Super Voting Common Stock and Common Stock. As of December 31, 2023, the company has authorized the issuance of 20,000,000 shares of Super Voting Common Stock and 80,000,000 shares of its Voting Common Stock, see discussion below for additional information.

SUPER VOTING COMMON STOCK

Super Voting Common Stock has a par value of $0.0001, 9,350,000 issued and outstanding as of December 31, 2023, and December 31, 2022. Each stockholder shall have four votes (4) for each share held by such stockholder.

COMMON STOCK UNITS

Voting Common Stock has a par value of $0.0001, 4,701,440 and 4,364,646 shares issued and outstanding as of December 31, 2023, and December 31, 2022. Each stockholder shall have one vote (1) for each share held by such stockholder.

The Company is authorized to issue 11,400,000 Common Stock Units (“Units”), consisting of one share of Voting Common Stock and one-half warrant to purchase one half share of Voting Common Stock (a total of 5,700,000 warrants) through an offering exemption from registration under Regulation A (the “Regulation A Offering”). The shares of Voting Common Stock and the warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. The warrants are exercisable within 18 months from the date of issuance, when they expire. The price for each Unit sold after January 2, 2022 was $3.60 and the exercise price for each warrant was $4.65 per share of the Company’s Voting Common Stock, subject to adjustment (“2022 Warrant”). Between May 18, 2021, and January 2, 2022, the price for each Unit was $3.00 and the exercise price for each warrant was $3.90 per share of the Company’s Voting Common Stock (“2021 Warrant”). Prior to May 18, 2021, the price for each Unit was $2.50 and the exercise price for each warrant was $3.25 per share of the Company’s Voting Common Stock. As of December 31, 2023, the Company has issued 4,701,440 shares of Voting Common Stock.

F-21

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

WARRANTS

Pursuant to the offering described under Note 8, the Company will issue warrants to purchase one-half of Voting Common Stock at an exercise price of $4.65 and $3.90 per share of common stock for 2022 Warrant and 2021 Warrant, respectively.

LEGAL MATTERS

In the normal course of business, the Company may become a party to litigation matters involving claims against it. At December 31, 2023, there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 11 – GOING CONCERN

These consolidated financial statements are prepared on a going concern basis.  The Company began operation in 2019. For the period from inception to December 31, 2023, the Company has losses aggregating $6,136,894. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. These circumstances create material uncertainties that cast significant doubt as to the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments to the carrying value and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 31, 2024, the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements with the exception of the following.

TERMINATION OF OPERATIONS OF CONVERT MORE, INC.

During 2024, management of the Company decided to terminate operations of its subsidiary company Convert More, Inc.  As of December 31, 2023, all of the assets of Convert More, Inc. have been fully amortized and the liabilities have been fully paid. The Company has provided a loss reserve in the amount of $4,522 as of December 31, 2023.

SALE OF SELECTED ASSETS OF SUBSIDIARY COMPANY

In connection with a Purchase Agreement signed and dated June 18, 2024, The Company and its  subsidiary, Growth Collective Solutions, Inc. sold to an independent company (Purchaser), certain business assets, subject to the Purchaser assuming certain liabilities net of assets applicable to the subsidiary’s business. The Purchaser is a global remote company that provides a freelancing platform, connecting businesses with software engineers, designers, finance experts, product managers, and project managers The subsidiary assets sold, connects clients directly to independent marketing talent (“Talent”). The Talent contracts directly with the client within and outside of a Platform.

F-22

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

The assets sold by the subsidiary include domain names, the website, client contracts, specific accounts payable and accounts receivable, the database of freelance marketers, and intangible assets necessary to operate the Website. Assets excluded from the sale, among other assets, include a web application (Platform) software, launched in October 2023, all contracts and accounts      not assigned and not required to operate the website, employees, the company’s proprietary web application , including Source Code,      the account with Amazon Web Services, cash and non-specified accounts payable and accounts receivable.

The purchase price for the assets set forth above is $2,250,000 plus the liabilities assumed net of assets transferred in the amount of $9,745. The purchase price is payable as follows: $900,000 at closing and $1,350,000 payable without interest on the unpaid amounts, over a twenty-four month period of $337,500 every six months. The payment of $1,350,000 (Holdback Amount) may be reduced by Purchaser based on claims and remedies under the Purchase Agreement for violations of the representations and warranties set forth in the Purchase Agreement.

In addition to the Purchase Agreement, the Company entered into a Transition Services Agreement, dated June 18, 2024 to provide the Purchaser with transition services including pipeline active leads, register of past clients and leads, possible assistance maintaining client organic lead acquisitions performance, communications with current clients, and communications with  current freelancers during the first 90 days after signing.  The Company also will provide technical assistance for migration, access to specific external service accounts, redirection of signup forms and marketing announcements. Some of these transition services are to be reimbursed at an hourly rate.  Specifically, work completed by a specified employee and a specified contractor will be reimbursed at a specified hourly rate up to a maximum of $25,000 during the 90-day transition and an additional maximum of $15,000 after the transition period. provided without compensation to the Company (other than out of pocket cost reimbursements) The Company management estimates that these non-reimbursable  costs to provide the transition services can range from $40,000 to $60.000.

The profit on the sale of the selected assets of the subsidiary is $1,530,541, based upon the discounted present value of the contractual installment sale price of $2,250,000, assuming interest at the rate of 8.50% per annum is $1,832,165. The net undepreciated costs of the assets that were sold on June 18, 2024, is $961,158 plus the contingent additional cost of up to $60,000 is $1,021,158.

For income tax purposes, the Company will elect to report the income on the installment sale method of accounting for the gain on sale of assets. Timing differences will arise applicable to deferred income taxes.

Certain financial highlights of Growth Collective Solutions, Inc., applicable to the assets sold and liabilities assumed, ONLY and revenues and net income (loss) included in the Consolidated Financial Statements applicable to the assets sold ONLY, as of December 31, 2023 and 2022 and the two years then ended and for the period from January 1, 2024 to June 18, 2024, are as follows:

F-23

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

GROWTH COLLECTIVE SOLUTIONS, INC.

Highlights of Assets and Liabilities Sold ONLY

December 31, 2023, 2022 and June 18, 2024 (Unaudited)

	2024	2023	2022
Website	$40,000	$40,000	$40,000
Restrictive covenants	171,158	171,158	171,158
Domain, brand, trademark and other	4,500	4,500	4,500
Customer database	450,000	450,000	450,000
Organic web traffic	45,500	45,500	45,500
Expert community	250,000	250,000	250,000
Total intangible assets	961,158	961,158	961,158
Less: accumulated amortization	(709,454)	(643,808)	(429,206)
Net book value	251,704	317,350	531,952
Liabilities assumed, net	9,745
Net assets sold	241,959

GROWTH COLLECTIVE SOLUTIONS, INC.

Highlights of Revenue and Costs applicable to the Assets Sold ONLY

Years Ended December 31, 2023, 2022 and the Period from January 1, 2024 through June 18, 2024(Unaudited)

	2024	2023	2022
Revenues	$178,654	$628,065	$784,767
Operating Expenses	402,926	1,088,553	1,121,553
Net income/ (loss)	$(224,272)	$(460,488)	$(336,786)

Pursuant to the aforesaid Purchase Agreement, management sets forth the following unaudited Balance Sheet as of June 18, 2024, resulting from the sale of certain assets:

F-24

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEARS ENDED DECEMBER 31, 2023 AND 2022

GROWTH COLLECTIVE SOLUTIONS, INC.

 Balance Sheet

 June 18, 2024 (Unaudited)

Cash (i)	$957,815
Notes receivable (ii)	932,500
App platform software	373,292
(Accumulated amortization)	(74,569)
Other assets	10,112
Total assets	2,199,151

Contingent liability	60,000
Other liabilities (iii)	1,041,286
Total Liabilities	1,101,286

Shareholder equity (iv)	1,097,865
Total liabilities and equity	$2,199,151

i.

The cash payment of $900,000 related to the sale of assets, which occurred on June 18, 2024, was received by the Company on June 25, 2024, and is included in the cash balance of the pro forma balance sheet presented above as of June 18, 2024.

ii.	The note receivable balance of $932,500 above includes a discount rate of 8.50% applied to the future payments to be received.
iii.	Due primarily to Parent company and affiliate
iv.	Shareholder equity includes the profit on the sale in the amount of $1,530,541

F-25

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (1)
2.2	Bylaws (2)
2.3	Amendment No. 1 to Bylaws (3)
3.1	Form of Warrant (4)
4.1	Subscription Agreement (4)
6.1	Stock Award Agreement (2)
6.2	Hello Bar, LLC Purchase Agreement (3)
6.3	Asset Purchase Agreement and Transition Services Agreement dated as of June 18, 2024*+
6.4	Amendment No. 1 to Asset Purchase Agreement*+
6.5	Employment Agreement of Caleb Green (4)

____________

* Filed herewith.

+ Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.

(1)	Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed April 30, 2021, and incorporated herein by reference).

(2)	Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by reference).

(3)	Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed January 7, 2021, and incorporated herein by reference).

(4)	Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed July 5, 2022, and incorporated herein by reference).

18

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on October 11, 2024.

Legion Works, Inc.

/s/ Ryan Bettencourt
By Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Ryan Bettencourt
Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer, principal accounting officer and Director
Date: October 11, 2024

/s/ Michael Kamo
Michael Kamo, Chairman of the Board
Date: October 11, 2024

19